Exhibit 99.1

Technovative Group, Inc. Announces the Appointment of Advisory Board Members: Jovey Lee and Peter Cheng

Industry Leaders to Guide the Company on Artificial Intelligence, Blockchain and Cloud Computing Offerings

Hong Kong, China, April 11, 2018 – Technovative Group, Inc. (“Technovative” or the “Company”) (OTCPINK: TEHG) is engaged in delivering financial technology, Artificial Intelligence (AI), Blockchain and Distributed Ledger Technology (DLT) Solutions, Cloud Computing and Big Data Analytics to financial service institutions (“FSI”) in the Greater China Region (“GCR”), Southeast Asia Region and beyond, announced that on March 27, 2018, the Company appointed Jovey Lee and Peter Cheng as Advisory Board members.

As Advisory Board members, Mr. Lee and Mr. Cheng will provide senior consultation regarding the Company’s technology platforms, while providing strategic and tactical knowledge on how to advance and expand the Company’s products and services.

Jovey Lee has 25 years of experience in the Information Technology sector and had a highly successful career at some of the leading global technology companies. After a 15 year career with global technology giants: IBM, Sun Microsystems and EMC at country and regional level, Mr. Lee founded Beans Group in 2009. Beans Group specializes in Service Oriented Architecture (SOA) Java stack and Mobile development. The company continues to build application and integration gateways for financial institutions, commercial and airline sectors. He received his Bachelor of Applied Computing from University of Tasmania and Master of Business Administration from University of Wollongong, Australia.

Peter Cheng has over 26 years of experience in Information Technology sector and has participated in many highly successful Information Technology enterprises. Currently, Mr. Cheng is an Executive Partner with Gartner Executive programs in GCR and Southeast Asia Region, where he plays a leading role in technology development and its applications. At Gartner Executive, he provides trusted advice, guidance, and strategic direction in FinTech, Artificial Intelligence, Internet of Things (IoT) and Analytics. Mr. Cheng also served as a Chief Information Officer at Shanghai Fortune Cat Financial Services and Head of Information Technology for American Express in GCR. Mr. Cheng received his Undergraduate and Master of Engineering from The University of Sydney in 1991 and 1994, respectively.

Nicolas Lin, Chief Executive Officer of Technovative Group Inc., stated, “It’s our pleasure to have Mr. Lee and Mr. Cheng join our team as Advisory Board members. Their combined years of Information Technology experience, intelligence, contacts and creativity, will help shape the future of our Company. As we advance our offerings in Artificial Intelligence, Cloud Computing and Distributed Ledger Technology, we will need strong Advisors to help us navigate the ever-advancing and ever-changing world of technology. We look forward to a long, productive exchange of ideas and we look forward to building out the Company with more robust products and top tier services for our current and future clients.”

About Technovative Group Inc.:

Technovative Group Inc. is a technology holding company. The Company through its subsidiaries and consolidated variable interest entity, is engaged in delivering financial technology, blockchain solutions and big data analytics technologies to financial service institutions (FSI) in the Greater China Region and Southeast Asia Region. We are currently developing a suite of smart tools which includes Chabot, Smart Contracts, Data Analytics, Blockchain and Trading Platform targeted to FSI in the GCR and Southeast Asia Region.

More information about the Company can be found at www.technovative.co

Forward-Looking Statements:

This press release may contain information about Technovative’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Technovative encourages you to review other factors that may affect its future results in Technovative’s registration statement and in its other filings with the Securities and Exchange Commission.

Contact:

Technovative Group, Inc.

Sally Sun

Phone: +852-2162 7529

ir@technovative.co

Investor Relations

Sean Leous

Managing Director, TraDigital IR

Phone: + 1 917-715-3765

sean@tradigitalir.com